EXHIBIT 10.3
R.H. Donnelley Corporation
2009 Long-Term Incentive Program
For Executive Officers
I. Introduction
1.1 Purposes. The purposes of this 2009 Long-Term Incentive Program for Executive Officers, as established by R.H. Donnelley Corporation, a Delaware corporation (the “Company”), are (i) to provide incentive compensation to Executive Officers (as defined below) and certain other employees of the Company and its subsidiaries and affiliates based on the achievement of performance goals designated by the Compensation and Benefits Committee of the Company’s Board of Directors (the “Committee”) pursuant to the Company’s 2005 Stock Award and Incentive Plan, (ii) to advance the interests of the Company and its stockholders by attracting and retaining highly competent Executive Officers and employees and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.
1.2 Certain Definitions. For purposes of the Program, the following capitalized terms shall have the respective meanings set forth below. Capitalized terms not defined herein shall have the respective meanings specified in the Plan. For purposes of the Program, references to employment by the Company shall also mean employment by a subsidiary or an affiliate of the Company.
     (a) “Annual Base Salary” means the annual base salary of a Participant for the 2009 Fiscal Year.
     (b) “Award Notice” means a written notice from the Company to the recipient of a Long-Term Incentive Award hereunder setting forth the terms and conditions of such Long-Term Incentive Award.
     (c) “Beneficiary” means the legal representatives of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Long-Term Incentive Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) which have been designated by the Participant in his or her most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Long-Term Incentive Award upon such Participant’s death. Unless otherwise determined by the Committee, any designation of a Beneficiary other than a Participant’s spouse shall be subject to the written consent of such spouse.
     (d) “Board” means the Company’s Board of Directors.
     (e) “Cause” shall have the meaning defined in any employment agreement or severance agreement between the Participant and the Company, then in effect or, if no such agreement is then in effect, “Cause” shall mean (i) the Participant’s willful and continued failure substantially to perform the duties of his or her position with the Company after notice and opportunity to cure; (ii) any willful act or omission by the Participant constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or its subsidiaries or affiliates; (iii) an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002, as amended; or (iv) a felony conviction in a court of law under the laws of the United States or any state thereof or any other jurisdiction in which the Company its subsidiaries or affiliates conduct business which materially impairs the value of the Participant’s service to the Company; provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness.
     (f) “Cumulative Free Cash Flow” means the sum of the Free Cash Flow for the Company’s 2009, 2010 and 2011 Fiscal Years.
     (g) “Disability” shall have the meaning defined for such term in the long-term disability plan of the Company, as in effect from time to time.
     (h) “Executive Officer” means an officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934, as amended.
     (i) “Fiscal Year” means each consecutive twelve-month period beginning January 1 and ending December 31.
     (j) “Free Cash Flow” means cash flow from operations minus (i) capital expenditures and (ii) fees and other expenses directly related to the cost of restructuring, as determined by the Committee and, to the extent applicable, as reported in the Company’s audited financial statements.
     (k) “Good Reason” shall have the meaning defined in any employment agreement or severance agreement between the Participant and the Company, then in effect or, if no such agreement is then in effect, “Good Reason” shall mean (i) any material diminution in the Participant’s annual base salary with the Company; (ii) any material diminution in the Participant’s authority, duties or responsibilities with the Company; or (iii) any material change in the geographic location at which the Participant must perform services for the Company; provided, however, that the Participant must notify the Company of his or her intention to terminate the Participant’s employment by written notice to the Company within ninety (90) days of the initial existence of such event and the Company shall have thirty (30) days to cure such event after receipt of such notice.
     (l) “Long-Term Incentive Award” means an award conferring a right, contingent upon the attainment of specified Performance Measures within the Performance Period, to receive cash, as determined by the Committee or as evidenced in the Award Notice relating to such Long-Term Incentive Award.
     (m) “Participant” means a person holding an outstanding Long-Term Incentive Award granted under the Program.

     (n) “Payment Date” means the date the Participant or the Participant’s Beneficiary, as the case may be, receives payment, if any, with respect to all or a portion of such Participant’s Long-Term Incentive Award in accordance with Section 2.2(d).
     (o) “Performance Measures” means the performance measures designated by the Committee pursuant to the terms of the Plan as a condition to the earning of a Long-Term Incentive Award granted hereunder.
     (p) “Performance Period” means the Company’s 2009, 2010 and 2011 Fiscal Years with respect to which the Performance Measures applicable to a Long-Term Incentive Award shall be measured.
     (q) “Plan” means the R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan, as amended from time to time.
     (r) “Program” means this R.H. Donnelley Corporation 2009 Long-Term Incentive Program for Executive Officers, as amended from time to time.
     (s) “Successful Restructuring” means any restructuring, reorganization and/or recapitalization of all or a significant portion of the Company’s outstanding indebtedness (including bank debt, inclusive of letters of credit, bond debt, and other on and off balance sheet indebtedness, trade claims, leases (both on and off balance sheet) and other litigation-related claims and obligations, unfunded pension and retiree medical liabilities, or other liabilities (collectively, the “Existing Obligations”) that is achieved, without limitation, through (i) a solicitation of waivers and consents from the holders of all or a significant portion of the Existing Obligations; (ii) rescheduling of the maturities of all or a significant portion of the Existing Obligations; (iii) a change in interest rates; (iv) repurchase, settlement or forgiveness of all or a significant portion of the Existing Obligations; (v) conversion of all or a significant portion of the Existing Obligations into equity; (vi) an exchange offer involving the issuance of new securities in exchange for all or a significant portion of the Existing Obligations; (vii) the issuance of new securities; (viii) the sale or disposition of existing securities or assets; and/or (ix) other similar transaction or series of transactions; provided, however, that in the event the restructuring, reorganization and/or recapitalization of all or a significant portion of the Existing Obligations is to be accomplished through a filing by the Company pursuant to Chapter 11 of the United States Bankruptcy Code, a Successful Restructuring shall be deemed to occur only upon, prior to any such filing, (A) the receipt of votes sufficient to confirm a plan of reorganization pursuant to the United States Bankruptcy Code providing for the restructuring, reorganization and/or recapitalization; or (B) the entry by the Company into a lockup or similar agreement or agreements providing for votes sufficient to confirm a plan of reorganization pursuant to the United States Bankruptcy Code providing for the restructuring, reorganization and/or recapitalization.
     (t) “Target Long-Term Incentive” means the dollar amount which is equal to a percentage of the Participant’s Annual Base Salary as set forth in the Participant’s Award Notice.
1.3 Administration. The Program shall be administered by the Committee. The Committee shall, in its sole and absolute discretion and subject only to the terms of the Program and the Plan, have the full power and authority to interpret the Program and the application thereof, establish (and rescind) any rules and regulations it may deem necessary, appropriate or desirable for the administration of the Program, make adjustments to applicable Performance Measures, subject to the terms of the Plan, to reflect extraordinary events, and impose, incidental to the grant of a Long-Term Incentive Award, conditions with respect to the Long-Term Incentive Award. All interpretations, rules, regulations, conditions and other acts of the Committee shall be final, binding and conclusive on all parties.
     The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that with respect to any person who is a “covered employee” within the meaning of Section 162(m) of the Code or who, in the Committee’s judgment, is likely to be a covered employee at any time during the Performance Period, only the Committee shall be permitted to (i) designate such person to participate in the Plan for the Performance Period, (ii) establish performance goals and individual incentive levels for such person, and (iii) certify the achievement of such performance goals. The Committee may also delegate ministerial administrative functions, such as receipt of notices, implementation of Program payments and mathematical calculations, to one or more employees or consultants as the Committee may deem necessary or desirable.
     No member of the Board or Committee, and neither the Chief Executive Officer nor any other person to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in connection with this Program in good faith, and each such person shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law (except as otherwise may be provided in the Company’s Certificate of Incorporation and/or By-Laws) and under any directors’ and officers’ liability insurance that may be in effect from time to time.
II. Terms Of Long-Term Incentive Awards
2.1 Eligibility. Participants in the Program shall consist of (i) such Executive Officers as the Committee in its sole discretion may select from time to time and (ii) such other employees of the Company and its subsidiaries and affiliates as the Chief Executive Officer in his sole discretion may select from time to time, based on a determination that such employees are critical to a Successful Restructuring. A grant of a Long-Term Incentive Award to any person shall not entitle such person to an additional grant of Long-Term Incentive Awards at any subsequent time.
2.2 Terms of Long-Term Incentive Awards. (a) In General. Long-Term Incentive Awards granted under this Program shall be subject to the terms and conditions set forth in this Section 2.2, and shall contain such additional terms and conditions, not inconsistent with the terms of the Program and the Plan, as the Committee shall deem advisable. Except as provided in Section 2.2(c) below, no Participant shall receive any payment with respect to a Long-Term Incentive Award unless the Participant remains continuously employed by the Company through the applicable Payment Date.

     (b) Amount of Long-Term Incentive Award and Performance Measures. The amount of each Participant’s Long-Term Incentive Award shall be determined based on the following Performance Measures.
          (i) Cumulative Free Cash Flow. Subject to Section 2.2(a) and Section 2.2(c), a Participant shall receive an amount equal to the percentage of the Participant’s Target Long-Term Incentive stated in the table below, based on the Company’s Cumulative Free Cash Flow during the Performance Period.

Cumulative Free Cash Flow	Percentage of Target Long-Term Incentive
Less than $0	0%
$75 million	50%
$150 million	100%
$225 million	150%
$300 million or more	200%
If the Cumulative Free Cash Flow is $0 or more and less than $300 million, and is not set forth above, the applicable percentage of the Target Long-Term Incentive shall be determined by prorating the amounts set forth above. The Committee shall adjust the Company’s Cumulative Free Cash Flow as it determines to be appropriate to reflect purchase accounting impacts related to acquisitions and other extraordinary, non-recurring or unusual events or accounting treatments. Notwithstanding the foregoing, the amount payable to a Participant, if any, pursuant to this Section 2.2(b)(i) shall be reduced dollar-for-dollar by any amount paid to the Participant pursuant to Section 2.2(b)(ii) below; provided, however, that in no event shall any such reduction require any Participant to repay to the Company an amount received pursuant to Section 2.2(b)(ii) below.
          (ii) Successful Restructuring. Subject to Section 2.2(a) and Section 2.2(c), in the event of the Company’s Successful Restructuring during the Performance Period, each Participant shall receive an amount equal to one hundred percent (100%) of the Participant’s Target Long-Term Incentive.
     (c) Special Termination Rules and Forfeiture.
     (i) Termination by the Participant for Good Reason, by the Company without Cause or as a Result of the Participant’s Death or Disability. If the Participant’s employment is terminated by the Participant with Good Reason, by the Company without Cause or as a result of the Participant’s death or Disability, then the Long-Term Incentive Award shall be paid, to the extent earned, to the Participant or the Participant’s Beneficiary, as the case may be, as if the Participant had remained employed with the Company through the applicable Payment Date.

     (ii) Any Other Termination. If the Participant’s employment with the Company is terminated under circumstances other than as described in Section 2.2(c)(i) above, then the Participant shall not be entitled to any payments with respect to any Long-Term Incentive Award following such termination of employment, and such portion of the Long-Term Incentive Award shall be immediately forfeited.
     (d) Payment. Not later than (i) the March 15th occurring immediately after the year in which the Performance Period ends, for purposes of Section 2.2(b)(i), or (ii) thirty (30) days following the date on which the Successful Restructuring occurs, for purposes of Section 2.2(b)(ii), the Participant or the Participant’s Beneficiary, as the case may be, shall receive a lump sum cash payment from the Company in an amount equal, as determined by the Committee in accordance with Section 2.2(b), to the amount of the Long-Term Incentive Award earned by such Participant or Beneficiary, if any, subject to the deduction of taxes and other amounts pursuant to Section 3.4 of the Program.
2.3 Section 409A. All payments under this Program are intended to be exempt from Section 409A of the Code as “short-term deferrals,” within the meaning of the Treasury Regulations promulgated under Section 409A of the Code.
III. General
3.1 Effective Date and Term of Program. The Program shall be effective as of January 1, 2009, and shall continue until all Long-Term Incentive Awards have been paid or forfeited pursuant to the terms of the Program.
3.2 Amendments. The Board may amend the Program and any Award Notice as it shall deem advisable in the exercise of its sole and absolute discretion; provided, however that no such amendment may adversely affect the rights granted to a Participant with respect to an outstanding Long-Term Incentive Award pursuant to its related Award Notice without the consent of such Participant.
3.3 Non-Transferability. No Long-Term Incentive Award or any rights thereunder shall be transferable other than by will or the laws of descent and distribution or pursuant to any Beneficiary designation procedures as may approved by the Committee for such purpose. Except as permitted by the preceding sentence, no Long-Term Incentive Award hereunder shall be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt by the holder of a Long-Term Incentive Award to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such Long-Term Incentive Award, such Long-Term Incentive Award and all rights thereunder shall immediately become null and void.
3.4 Tax and Other Withholding. The Company shall have the right to deduct from any amounts paid pursuant to the Program (or from other compensation payable by the Company to the Participant) all Federal, state, local and other taxes and any other amounts which may be required under law or elected by the Participant to be withheld or paid in connection with the settlement of a Long-Term Incentive Award.

3.5 No Right of Participation or Employment. No person shall have any right to participate in the Program or to be granted Long-Term Incentive Awards under the Program. Neither the Program nor any Award Notice relating to a Long-Term Incentive Award granted hereunder shall confer upon any person any right to be employed, reemployed or continue employment by the Company or affect in any manner the right of the Company to terminate the employment of any person with or without notice at any time for any reason without liability hereunder. Nothing herein shall confer any right or benefit or any entitlement to any benefit on any Participant unless and until a benefit is actually paid pursuant to the Program. The adoption and maintenance of the Program shall not be deemed to constitute a contract of employment or otherwise between the Company and any Participant, or to be a consideration for or an inducement or condition of any employment. Neither the provisions of the Program nor any action taken by the Company or the Board or the Committee pursuant to the provisions of the Program shall be deemed to create any trust, express or implied, or any fiduciary relationship between or among the Company, the Board or Committee, any member of the Board or Committee, or any employee, former employee or beneficiary thereof.
3.6 Unfunded Arrangement. The Program shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No holder of a Long-Term Incentive Award shall have any interest in any particular assets of the Company or any of its Affiliates by reason of the right to receive a benefit under the Program and any such holder shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Program.
3.7 Severability; Entire Agreement. If any of the provisions of this Program or any Award Notice is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan, the Program and any Award Notice contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.
3.8 Governing Law. This Program, each Long-Term Incentive Award granted hereunder and its related Award Notice, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.